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                                                                   EXHIBIT 23.2

                             ACCOUNTANT'S CONSENT

         We have issued our report dated October 25, 2002, accompanying the consolidated financial statements of Lighthouse Financial Services, Inc., as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002 which are included in SunTrust Banks Inc.'s Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about March 5, 2003. We consent to the use of the aforementioned reports in the Registration Statement and the use of our name as it appears in the section captioned "Experts."


Grant Thornton LLP


Cincinnati, Ohio
March 5, 2003